Exhibit 3.2.100

OUTBACK SPORTS, LLC

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) is made effective as of the 19th day of February, 1998, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation, and the individuals or entities admitted as Members pursuant to Section 2.07 hereof (hereinafter referred to in the singular as a “Member” and collectively as the “Members”).

ARTICLE I. FORMATION

Section 1.01 Name of Limited Liability Company. The name of the limited liability company shall be OUTBACK SPORTS, LLC (hereinafter referred to as the “Company”).

Section 1.02 Formation. The Company has been organized as a Delaware limited liability company under the Delaware Limited Liability Company Act by the filing of a Certificate of Formation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware. A copy of the Certificate is attached as Exhibit A.

Section 1.03 Business of the Company. The purpose of the Company shall be to engage in the business of developing, acquiring, owning and operating sports and entertainment-related businesses.

Section 1.04 Term. The Company shall begin on the date of filing of the Certificate and shall continue until terminated in accordance with Section 7.01 below.

Section 1.05 Registered Office and Registered Agent. The registered office in the State of Delaware of the Company and the registered agent in the registered office shall be as specified in the Certificate or in such later amendment to the Certificate filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Limited Liability Company Act §18-104, or such other section as may become applicable.

Section 1.06 Place of Business. The principal place of business of the Company shall be established at 550 North Reo Street, Suite 200, Tampa, FL 33606.

ARTICLE II. MEMBERS

Section 2.01 Percentage Interest in the Company. Each of the Members shall have an interest in the Company as is set forth on Exhibit B attached hereto and incorporated herein. The percentage interest of each of the Members, as the same may change from time to time change by, is referred to in this Agreement as the “Percentage Interest.”

Section 2.02 Meetings. A majority of the Members may, at any time, call a meeting of the Members on ten (10) days notice to the other Members given pursuant to Section 10.06. Notice may be waived in writing or by a Member’s attendance at the meeting.

Section 2.03 Voting. In all matters submitted to the Members for a vote, each Member shall vote in proportion to such Member’s Percentage Interest. Any Member not present at a meeting where a vote is called may appoint, by duly executed proxy, any other person to vote such Member’s Percentage Interest at the meeting.

Section 2.04 Action of Members Without a Meeting. Any action which may be authorized or taken at a meeting of the Members may be authorized or taken without a meeting if approved and authorized by a writing or writings, signed by a majority of the Members, which are filed with the minutes of proceedings of the Members.

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Section 2.05 Expenses of Members. Each of the Members, and the Members’ representatives, employees, and agents, shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such persons in attending meetings of the Members.

Section 2.06 Transfer of Company Interest. No Member shall transfer his, her or its Percentage Interest by sale, gift, pledge, will, by operation of law or otherwise, either voluntarily or involuntarily, except with the written consent of all Members. Any transfer in violation hereof shall be null and void and of no effect.

Section 2.07 Additional Members. Individuals or entities may be admitted as Members of the Company only upon the consent of the Members holding a majority of the Percentage Interests in the Company.

ARTICLE III. CAPITAL

Section 3.01 Initial Capital Contributions. The initial capital contribution to be made to the Company by each of the Members shall be set forth on Exhibit B.

Section 3.02 Additional Capital

(a) All additional capital contributions shall be made at such time, amount and manner as shall be approved in writing and signed by Members owning a majority of the Percentage Interests in the Company.

(b) All capital required to be contributed to the Company shall be contributed pro rata by the Members in proportion to their Percentage Interest in the Company at the time a capital contribution is required.

(c) If any Member shall fail to make any capital contribution on or before the same is due, the Company may commence a legal action against the defaulting Member to enforce this Agreement and the Member’s obligation to contribute hereunder. In the alternative, any Member who has properly made all capital contributions required to be made may, at his election, make all or a part of the capital contribution that the defaulting Member was required to make. In such case, the capital accounts of the Members and their Percentage Interests shall be adjusted to reflect the additional capital contributions made by the Members. To the extent that another Member absorbs the capital required to be contributed by a defaulting Member, the claim of the Company against the defaulting Member by reason of such Member’s default shall be proportionately reduced.

ARTICLE IV. CAPITAL ACCOUNTS

Section 4.01 Members’ Accounts. A separate Capital Account, as herein defined, shall be maintained for each Member in accordance with the following provisions:

(a) To each Member’s Capital Account shall be added the amount of any cash or the fair market value of any property made as capital contributions, such Member’s distributive share of profits and income items, and the amount of any liabilities of the Company assumed by such Member.

(b) From each Member’s Capital Account shall be debited the amount of any cash and the fair market value of any property distributed to such Member, such Member’s distributive share of any losses or items of deductions allocated to such Member, and the amount of any liabilities of the Member assumed by the Company.

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Section 4.02 Allocations.

(a) All items of profit, loss, income, or deduction shall be allocated to the Members in accordance with their respective Percentage Interests.

(b) The Members are aware of the income tax consequences of the allocations made by this Section 4.02 and agree to be bound by the provisions hereof in reporting such allocations for income tax purposes.

Section 4.03 Distributions. From time to time the Company may distribute to the Members in accordance with their respective Percentage Interests cash or property which is deemed available for distribution, whether that cash or property results from operations, sale of assets, borrowings or otherwise. The amount that shall be deemed to be “available for distribution” shall be determined and approved by Members owning a majority of the Percentage Interests. In determining the amount “available for distribution” the Members shall consider the needs of the Company for operating capital, the profits or loss and cash flow projected to be generated from operations of the Company, the borrowing power of the Company, as well as any debt reductions which may be required to be made, the need to establish cash reserves for any contingencies and such other criteria as the Members may deem appropriate under the circumstances. No distribution shall be made if, after giving effect to the distribution, the liabilities of the Company, other than liabilities to Members for profits, losses and distributions and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included as an asset of the Company only to such extent that the fair value of that property exceeds the liability.

ARTICLE V. BOARD OF MANAGERS

Section 5.01 General Powers. The business and affairs, power and authority of the Company shall be exercised, conducted and controlled by the Board of Managers (each a “Manager”, collectively the “Board”), except where Delaware law, the Certificate or this Agreement requires any power or action to be authorized or taken by the Members. In addition to the powers and authorities expressly conferred by this Agreement, the Board may do all such lawful things and acts as are not by statute, the Certificate or this Agreement directed or required to be done by the Members. Notwithstanding anything contained in this Agreement to the contrary, no authorization or action taken with respect to the “Major Decisions” subsequently enumerated herein, shall be effective or binding on the Company, unless specifically approved in writing by a majority of the Members. Major Decisions shall include the following:

(a) the taking of any action which would cause a termination, dissolution or liquidation of the Company;

(b) the making of or any reduction in the capital contributions required by Section 3.01 hereof or any extension of the due date for the payment of the same; or

(c) the admission of additional Members to the Company.

Section 5.02 Number, Nomination and Election of Managers.

(a) Number. The Board from time to time shall consist of not less than three (3) nor more than fifteen (15) Managers. The initial Board shall consist of five (5) Managers. The Members may increase or decrease the number of the Managers on the Board within the above limitation of three (3) to fifteen (15) members. No reduction in the number of Managers shall of itself have the effect of shortening the term of any incumbent Manager.

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(b) Election. The Managers shall be elected by written ballot at an annual meeting of Members, or if not so elected, at a special meeting of Members called for that purpose. At any meeting of Members at which Managers are to be elected, the candidates receiving the greatest number of votes entitled to be cast shall be elected.

(c) Qualification. Managers of the Company need not be Members or residents of Delaware.

Section 5.03 Initial Managers. The initial Managers of the Company shall be Chris Sullivan, Robert S. Merritt, Robert Basham, William E. Horne and Lance McNeill. The Members agree that so long as William E. Horne and Lance McNeill are employees of the Company, the Members shall vote their Percentage Interests to elect Horne and McNeill to the Board. Horne and McNeill each agree to resign from the Board, and from any office and/or committee of the Board on which each is then serving, in the event that their employment with the Company should terminate or expire at any time for any reason, or no reason.

Section 5.04 Term of Office of Managers.

(a) Term. The term of office of Managers shall be one (1) year. A Manager shall hold office until the annual meeting of Members and until his successor shall be elected and qualified or until his earlier resignation, removal from office or death.

(b) Removal. Any Manager or the entire Board may be removed with or without cause, by a vote of a majority of the votes entitled to be cast at any meeting of Members properly called for that purpose.

(c) Resignation. Any Manager of the Company may resign at any time by giving written notice to the Chairman of the Board (the “Chairman”) or to the President or the Secretary of the Company. A resignation from the Board shall be deemed to take effect immediately or at such other time as the Manager may specify.

(d) Vacancy. If there shall be any vacancy in the Board for any reason, including, but not limited to, death, resignation or as provided by law, the Certificate of Formation or this Agreement (including any increase in the authorized number of Managers), the remaining Managers shall constitute the Board until such vacancy is filled. The remaining Managers may fill any vacancy in the Board for the unexpired term.

Section 5.05 Meetings of Managers.

(a) Meetings. Meetings of the Board may be held at any time upon call by the Chairman, the President or any three (3) Managers. Unless otherwise indicated in the notice thereof, any business may be transacted at any such meeting.

(b) Place of Meeting. Any meeting of Managers may be held at such place within or without the State of Delaware as may be designated in the notice of said meeting. If no place is designated, the meeting shall be held at the principal office of the Company.

(c) Notice of Meeting and Waiver of Notice. No notice of regular meetings of the Board need be given. Special meetings of the Board may be called by the Chairman or the President on five (5) days notice to each Manager, pursuant to Section 10.06. Special meetings shall be called by the Chairman, the President, or the Secretary, on the written request of three (3) Managers.

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Section 5.06 Quorum and Voting. Except as otherwise provided in the Certificate, at any meeting of Managers, not less than four fifths (4/5) of the Managers then in office (rounded to the nearest whole number) is necessary to constitute a quorum for such meeting, except that any meeting duly called, whether a quorum is present or otherwise, may, by vote of a majority of the Managers present, be adjourned from time to time. At any meeting at which a quorum is present, all acts, questions and business which may come before the meeting shall be determined by a majority of votes cast by the Managers present at such meeting, unless the vote of a greater number is required by statute, the Certificate or this Agreement.

Section 5.07 Action of Board Without a Meeting. Any action which may be authorized or taken at a meeting of the Board may be authorized or taken without a meeting if approved and authorized by a writing or writings, signed by all of the Managers, which are filed with the minutes of proceedings of the Board.

Section 5.08 Compensation. The Board is authorized to fix a reasonable salary for Managers or a reasonable fee for attendance at any meeting of the Board, or any other committees appointed by the Board, or any combination of salary and attendance fee. In addition, Managers may be reimbursed for any expenses incurred by them in traveling to and from such meetings.

Section 5.09 Committees.

(a) Appointment. The Board, by resolution passed by a majority of the whole Board, may, from time to time, appoint one or more of its Managers to act as a committee of the Board. A committee shall have and exercise the powers of the Board in the direction of the management of the business and affairs of the Company to the extent provided in the resolution appointing such committee. Each committee shall have such name as may be determined by the Board. A committee shall keep minutes of its proceedings and shall report its proceedings to the Board when required or when requested by a Manager to do so. Each such committee and each member thereof shall serve at the pleasure of the Board. Vacancies occurring in any such committee may be filled by the Board.

(b) Committee Action. Unless otherwise provided by the Board, a majority of the members of any committee appointed by the Board pursuant to this section shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may also be taken by any such committee without a meeting by a writing or writings, signed by all of its members, which is filed with the minutes of proceedings of the committee. Any such committee shall appoint one of its own number as chairman of the committee, who shall preside at all meetings and may appoint a secretary (who need not be a member of the committee) who shall hold office during the pleasure of such committee. Meetings of any such committee may be held without notice of the time, place or purposes thereof and may be held at such times and places within or without the State of Delaware, as the committee may from time to time determine, at the call of the chairman of the committee or any two (2) members thereof. Any such committee may prescribe such other rules as it shall determine for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board.

Section 5.10 Conference Telephone Meetings. One or more Managers may participate in a meeting of the Board, or of a committee of the Board, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 5.11 General Provisions. The Board at such time as it determines may elect such executive officers, as defined in Section 5.13(g), as the Board deems necessary. The Chairman shall be, but the other executive officers may, but need not, be chosen from the members of the Board. Any two or more executive offices may be held by the same person. Other officers may be appointed in the manner provided for in this Agreement. The election or appointment of an officer for a given term, or a general provision in the Certificate or in this Agreement with respect to term of office, shall not be deemed to create any contract rights.

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Section 5.12 Term of Office, Removal, and Vacancies.

(a) Term. Each executive officer of the Company shall hold office during the pleasure of the Board and until his successor is elected and qualified, unless he sooner dies or resigns or is removed by the Board.

(b) Removal. The Board by a vote of two-thirds (2/3) of the Managers present at a meeting at which a quorum is present may remove any executive officer at any time, with or without cause.

(c) Vacancies. Any vacancy in any executive office may be filled by the Board.

Section 5.13 Powers and Duties.

(a) In General. All officers, as between themselves and the Company, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Company, or for any other reason the Board may deem sufficient, the Board may delegate from time to time the powers or duties of such officer, or any of them, to any other officer or to any Manager.

(b) Chairman. The Chairman, if any is elected, shall, subject to the provisions of this Agreement, preside at all meetings of the Members, of the Board. Unless otherwise specified by the Board, the Chairman shall be the chief executive officer of the Company and shall have general supervision over its property, business and affairs, and perform all the duties usually incident to such office, subject to the direction of the Board. The Chairman may execute all authorized deeds, mortgages, bonds, contracts and other obligations, in the name of the Company and shall have such other powers and duties as may be prescribed by the Board.

(c) Chief Executive Officer. In the absence of the Chairman, and subject to the provisions of this Agreement, the Chief Executive Officer shall preside at all meetings of the Members. The Chief Executive Officer shall perform all duties usually incident to such office, subject to the direction of the Board. He shall also have such other powers and perform such other duties as may be prescribed by the Board. In case of the absence or disability of the Chairman, or when circumstances prevent the Chairman from acting, the Chief Executive Officer shall perform the duties of the Chairman.

(d) Chief Operating Officer. The Chief Operating Officer shall perform all duties usually incident to such office, subject to the direction of the Board. He shall also have such other powers and perform such other duties as may be prescribed by the Board.

(e) President. The President shall perform all duties usually incident to such office, subject to the direction of the Board. He shall also have such other powers and perform such other duties as may be prescribed by the Board. The President may execute all authorized deeds, mortgages, bonds, contracts and other obligations in the name of the Company.

(f) Vice Presidents. The Vice Presidents shall have such powers, duties and titles as may be prescribed by the Board or as may be delegated by the Chairman or by the President.

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(g) Secretary. The Secretary shall attend and shall keep the minutes of all meetings of the Members and the Board (and perform similar duties for the committees of the Board when required). The Secretary shall keep such books as may be required by the Board, shall have charge of the seal, if any, of the Company and shall be permitted, subject to the provisions of this Agreement, to give notices of Members and Managers meetings required by law or by this Agreement, or otherwise, and have such other powers and duties as may be prescribed by the Board or the Chairman.

(h) Treasurer. The Treasurer shall receive and have charge of all money, bills, notes, bonds, stock in other corporations and similar property belonging to the Company, and shall do with the same as shall be ordered by the Board. The Treasurer shall disburse the funds and pledge the credit of the Company as may be directed by the Board. The Treasurer shall keep accurate financial accounts and hold the same open for inspection and examination by the Managers. On the expiration of his term of office, he shall turn over to his successors, or the Board, all property, books, papers and money of the Company in his hands, and shall possess such other powers and duties as may be prescribed by the Board or the Chairman.

(i) Executive Officers. The officers referred to in Sections 5.13 (b), (c), (d), (e), and (f) and such other officers as the Board may by resolution identify, shall be executive officers of the Company and may be referred to as such.

(j) Other Officers. The Assistant Secretaries, Assistant Treasurers, if any, and any other subordinate officers shall be appointed and removed by the Board, at whose pleasure each shall serve, and shall have such powers and duties as the Board may prescribe.

Section 5.14 Compensation. The Board is authorized to determine or to provide the method of determining the compensation of all officers.

Section 5.15 Bonds. If required by the Board, any and every officer or agent shall give the Company a bond in a sum and with one or more sureties, satisfactory to the Board for the faithful performance of the duties of his or her office and for the restoration to the Company, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Company.

Section 5.16 Initial Officers. The following persons are elected to the offices set forth opposite their respective names, each to hold office until his or her successor is elected and qualified:

William E. Horne	Chairman
Lance McNeill	Chief Executive Officer
Scott Parks LeTellier	President
Ross Berlin	Chief Operating Officer
Robert S. Merritt	Vice President and Treasurer
Joseph J. Kadow	Secretary

ARTICLE VI. INDEMNIFICATION

Section 6.01 Indemnification of Authorized Representatives. The Company shall indemnify any person who was or is an “authorized representative” of the Company (which shall mean for purposes of this Article a Manager or officer of the Company, or a person serving at the request of the Company as a manager, director, officer, employee, agent or trustee, of another Company, partnership, joint venture, trust or other enterprise, including employee benefit plans) for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Company except

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in the case of willful misconduct or gross negligence. In any threatened, pending or completed action, suit or proceeding (an “Action”) to which an authorized representative was or is a party or is threatened to be made a party (including any class or derivative Action) involving an alleged cause of action for damages or other relief, legal or equitable, and arising from acts or omissions of authorized representative in connection with the business or operations of the Company (including acts or omissions prior to the effective date of this Agreement), the Company shall indemnify (out of the assets of the Company) the authorized representative against, and hold them harmless from, any and all loss, liability, claim, cost, damage, judgment, settlement payment or expense, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Liability”), incurred by them as a result thereof, provided the conduct of authorized representative complained of in the Action was performed in good faith and in a manner reasonably believed by them to be in or not opposed to the best interests of the Company and did not constitute willful misfeasance, gross negligence or reckless disregard of duty. The termination of any Action by judgment, order or settlement shall not, of itself, create a presumption that the authorized representative did not act in such a manner as to deny the rights of indemnification provided for herein. The Company may advance funds to the authorized representative for legal expenses and other costs incurred as the result of an Action if: (i) the Action relates to the performance of duties or services by the authorized representative on behalf of the Company; or (ii) the Action is initiated by a third party who is not a Member of the Company; or (iii) the authorized representative undertakes to repay to the Company the advanced funds in cases in which they would not be entitled to indemnification under this Section 6.01.

Section 6.02 Scope of Article. The indemnification of and the advancement of expenses to authorized representatives, provided by, or granted pursuant to, this Article, shall (a) not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of Members or disinterested Managers or otherwise, both as to action in an official capacity and as to action in other capacities, (b) continue as to a person who has ceased to be an authorized representative, and (c) inure to the benefit of the heirs, personal representatives, executors, and administrators of such person.

Section 6.03 Reliance on Provisions. Each person who shall act as an authorized representative of the Company shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article VI.

Section 6.04 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Manager, officer, employee, trustee or agent of or for the Company, or is or was serving at the request or with prior approval of the Company as a manager, director, officer, employee, trustee or agent of another Company, partnership, joint venture, trust or other enterprise (including employee benefit plans), against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Agreement.

ARTICLE VII. TERMINATION AND LIQUIDATION

Section 7.01 Termination. The Company shall terminate on the earlier of:

(a) December 31, 2038;

(b) the sale of substantially all of the assets of the Company;

(c) if the Members should agree to cause a termination of the Company;

(d) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member unless all of the remaining Members consent to continue the Company within ninety (90) days following the occurrence of any such event; or

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(e) upon any other event which would cause the dissolution of the Company under Delaware Law.

Section 7.02 Liquidation. Upon termination the Members shall proceed with reasonable promptness to liquidate the business of the Company. The assets of the Company shall be applied or distributed in the following order of priority:

(a) to pay or provide for the payment of all liabilities of the Company other than to the Members;

(b) to pay all expenses of liquidation;

(c) to pay or provide for the payment of all liabilities of the Company to its Members; and

(d) to the Members in proportion to their Percentage Interests.

ARTICLE VIII. BOOKS, RECORDS AND FINANCIAL REPORTS

Section 8.01 Books and Records. The Company shall maintain as part of its books and records at all times:

(a) a current list of the name and last known business, residence or mailing address of each Member;

(b) a copy of the Certificate and all amendments thereto, and a copy of this Agreement and all exhibits and amendments thereto;

(c) complete information regarding the date on which each Member became a Member, the date and agreed value of each capital contribution of each Member, the Percentage Interest in the Company of each Member, and the Capital Account of each Member; and

(d) a copy of all tax returns and all annual accounts as described in Section 8.03 below.

Section 8.02 Location. The books and records of the Company shall at all times be maintained at the principal office of the Company. Each Member, or his duly authorized agent, shall have full, complete and unrestricted access to all of the Company’s books and records at all times.

Section 8.03 Returns. The Company will file tax returns on a calendar year basis with such year ending on December 31 in each year. At the close of each year, an accounting shall be made of the operations of the year which shall include the preparation of a balance sheet as at the close of the year and statement of the operations of the Company for the year then ended. Based on the determinations so made, the Company shall, within the time period required (including extensions) file all necessary tax returns and pay all taxes as may be due resulting from the Company’s operations.

ARTICLE IX. INSURANCE

Section 9.01 General. The Company shall carry and maintain in force such insurance as the Managers determine from time to time to be appropriate for the protection of the Company assets. All such insurance policies shall name the Company and all Members as named insureds, as their respective Percentage Interests may appear. The premiums for insurance shall be a cost and expense of the Company.

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Section 9.02 Officers. The Company may purchase and maintain in force life insurance on the life of each Manager or executive officer of the Company. In the event the Company becomes the owner of insurance policies on the life of any of the Manager of executive officer. The Managers or executive officers agree to cooperate in the acquisition of the insurance and to perform all acts reasonably necessary and proper in connection therewith, including submission to such medical examinations as may be required.

Section 9.03 Ownership of Policies. The Company will be the beneficiary of any such policy acquired by it on the life of any Manager or executive officer. During the continuance of this Agreement, the proceeds of each such policy shall be payable to the Company upon the death of the Manager or executive officers.

ARTICLE X. MISCELLANEOUS

Section 10.01 Specific Performance. Each Member agrees that a breach of any of the covenants contained this Agreement will cause irreparable injury to the other Members and the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the non-breaching Members and/or the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any Member from any threatened or actual activities in violation of any such covenants. The Members hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company or a non-breaching Member does apply for such an injunction, no Member shall raise as a defense thereto that the Company or a non-breaching Member has an adequate remedy at law.

Section 10.02 Severability. Each article, section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 10.03 Company Property. All property contributed to the Company or acquired with Company funds shall be held and titled in the name of the Company and not individually by or for any Member.

Section 10.04 Remedies. The remedies of the Company and the Members under this Agreement are cumulative and shall not exclude any other remedies to which the Company or any Stockholder may be lawfully entitled.

Section 10.05 Waiver. The failure of the Company or any Member to insist upon strict performance of a covenant hereunder or any obligation hereunder shall not be a waiver of the Company’s or such Member’s right to demand compliance therewith in the future.

Section 10.06 Notices.

(a) All notices required or permitted shall be in writing and may be communicated in person, by mail or facsimile. Notice shall be deemed to be delivered when deposited in the regular United States mail addressed to the respective Member or the Company at its mailing address as designated in the records of the Company, with postage thereon prepaid, or if personally delivered or sent by facsimile, when received. Notices to a dissolved or bankrupt Member shall be delivered in the same manner to the last known address of its registered agent or receiver, as the case may be.

(b) While all notices, demands and requests shall be effective as provided in Section 10.06(a) above, the time period in which a response to any such notice, demand or request must be given shall

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commence to run from the date of actual receipt or the date on the receipt appearing on the return receipt or other evidence of delivery of the notice, and the time period in which a response to a demand or request must be given shall commence to run from the date of actual receipt or the dated on the return receipt or other evidence of delivery of the notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

(c) By giving to the other Members and the Company at least thirty (30) days’ prior written notice thereof, each Member and its successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their addresses and each shall have the right to specify as its address any other address within the United States of America.

Section 10.07 Affiliate. Whenever used in this Agreement, the term “affiliate” shall mean, with respect to the Company, all persons or entities (i) controlled by the Company, (ii) which control the Company, or (iii) which are under common control with the Company and every officer, Manager and Member of the Company.

Section 10.08 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Members, their legal representatives, transferees, heirs, successors and assigns.

Section 10.09 Duplicate Originals. For the convenience of the Members, any number of identical counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, including counterparts executed by Members acquiring interests in the Company any time after the original execution of this Agreement which shall be evidenced by attaching hereto the signature pages executed by such Members at the time of such execution.

Section 10.10 Entire Contract; Amendments. This Agreement, as amended from time to time shall constitute the entire contract between the Members and the Company, and supersedes all prior agreements between the parties hereto relating to the ownership interests of the Members, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that the Members may agree to amend and/or supplement this Agreement from time to time by written instrument executed by all Members. Any and all consents required under this Agreement must be in writing.

Section 10.11 Governing Law. This Agreement takes effect upon its acceptance and execution by the Members. This Agreement shall in all respects be governed, interpreted, and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conformity or conflicts of laws thereof.

Section 10.12 Jurisdiction. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts in the State of Florida in the judicial circuit where the Company has its principal office, and do hereby waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

Section 10.13 Headings. The headings for the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof

Section 10.14 Amendment of this Agreement. This Agreement may be amended by vote of Members holding at least 70% of the Percentage Interests in the Company.

Section 10.15 Banking. All funds of the Company shall be deposited in the name of the Company in such checking or other types of depository accounts as may be designated by the Company. All withdrawals from such accounts shall be signed by any executive officer on behalf of the Company.

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Section 10.16 No Rights Created in Third Persons. This Company Agreement is intended solely for the benefit of the parties and does not create any rights in persons not parties hereto.

IN WITNESS WHEREOF, the Members have signed this Agreement as of the date first written above.

ATTEST:		“MEMBERS” OUTBACK STEAKHOUSE, INC., a Delaware corporation

By:	/s/ Joseph J. Kadow	By:	/s/ Robert Basham
Joseph J. Kadow		Robert Basham
Secretary		Chief Operating Officer

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EXHIBIT A

Certificate of Formation

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EXHIBIT B

MEMBERS	PERCENTAGE INTEREST	CAPITAL CONTRIBUTIONS
Outback Steakhouse, Inc., a Delaware corporation 550 N. Reo Street Suite 200 Tampa, FL 33609	100%

Kelly\1998\OSE\LLC\OPAGR-8

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